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                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except share and per share amounts)

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                                                               THREE MONTHS
                                                                      ENDED
                                                          DECEMBER 31, 1999
                                                          -----------------
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COMPUTATION OF BASIC EARNINGS PER SHARE:

Weighted average shares outstanding .....................      4,228,261
Weighted average shares and common stock equivalents ....      4,228,261
                                                              ==========
Net income ..............................................     $      452
                                                              ==========
Basic earnings per share ................................     $     0.11
                                                              ==========
COMPUTATION OF DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding .....................      4,228,261
Dilutive impact of stock options, as determined by the
  application of the treasury stock method ..............         76,262
                                                              ----------
Weighted average shares and common stock equivalents ....      4,301,523
                                                              ==========
Net income ..............................................     $      452
                                                              ==========
Diluted earnings per share ..............................     $     0.11
                                                              ==========
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